Exhibit 4.2
NACIONAL FINANCIERA, S.N.C.,
INSTITUCIÓN DE BANCA DE DESARROLLO,
DIRECCIÓN FIDUCIARIA
Non-Redeemable Ordinary Participation Certificates

Symbol: ___	Certificate: Sole

Issue Date: From ___to ___	Good For:
Non-Redeemable Ordinary
Participation Certificates
TOTAL AMOUNT OF ISSUANCE
$                     (                    MILLION PESOS ___/100 MEXICAN CURRENCY)
TOTAL PAR VALUE OF NON-REDEEMABLE ORDINARY PARTICIPATION CERTIFICATES
$                     (                      PESOS ___/100 Mexican Currency)
This certificate is good for                      (                    ) Non-Redeemable Ordinary Participation Certificates (“CPOs”) identified as “[___]”, with a par value of $                     (                     pesos 00/100 Mexican Currency) each, issued by Nacional Financiera, S.N.C., Institución de Banca de Desarrollo, Dirección Fiduciaria (the “Trustee”), in its capacity as trustee of Trust No. ___, incorporated on ___, [___] (the “Trust”); the trust agreement was authorized by the General Foreign Investment Bureau by means of official writ number                     , dated September 28, 2007, in terms of article 19 of the Foreign Investment Law and 22 of the Foreign Investment Law Regulations.
The certificates shall be released in the proportion of 1 (one) certificate for each three Series A shares that have been contributed to the Trust.
The foregoing values are fixed only for purposes of articles 228 l and 228 m of the General Law of Negotiable Instruments and Credit Transactions and in accordance with the valuation referred in article 228 h of the General Law of Negotiable Instruments and Credit Transactions.
Since the CPOs are non-redeemable, the Trustee shall not be obligated to pay the CPO holders the par value of the same, in accordance with article 228 k of the General Law of Negotiable Instruments and Credit Transactions.
In order to perform the Issue, authorization from the National Banking Commission was obtained under the terms of article 228 of the General Law of Negotiable Instruments and Credit Transactions, by means of official writ No.                      dated ___,[___]. All

CPOs are duly registered before the National Securities Registry of the National Banking Commission, under Nos.                      and                     , respectively.
The issue was granted by the unilateral declaration of Nacional Financiera, S.N.C., Institución de Banca de Desarrollo, Dirección Fiduciaria, by means of the governing indenture formalized by means of public instrument No.                     , dated ___,[___], granted by Mr.                     , notary public No. ___of the Federal District, registered in the Public Registry of Commerce of the Federal District on                     ,[___] under commercial file no.                     .
This certificate is issued in accordance with article 74 of the Securities Law, and for the purposes of such article and of all other applicable provisions of the Securities Market Law it shall be maintained in deposit with S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores. The CPO holders shall prove ownership of CPOs and their title to them through the documentation issued in terms of article 78 of the Securities Market Law. Any and all payments that, as the case may be, are due to the CPO holders, shall be made through the Indeval systems, in its domicile, located at Paseo de la Reforma 255, third floor, colonia Cuauhtémoc, 06500, Federal District, México.
The CPOs represent for their holders the rights set forth under Clause [     ] and [     ] of the Governing Indenture.
The main Clauses of the Governing Indenture are transcribed below:
     ONE. Issue. Issuer, by unilateral declaration of intent and to attain the Purposes of the Trust and as per instructions issued by Trust’s Technical Committee, issues a total number of                      (                    ) non-redeemable ordinary interest certificates, with a par value of $                     (                     Pesos) each, Issue’s total par value amounting to $                     (                     Pesos), which values are exclusively established for the purposes described under Article 228 m (two hundred twenty-eight, paragraph m) of the LGTOC.
     Trustee may increase the number of CPOs under the Issue in order to acknowledge CPOs proceeds or yield (or underlying values thereof) produced or any other event affecting Shares, in terms with paragraph a), Article 228 a (two hundred twenty-eight, paragraph a) of LGTOC, when such proceeds, yield or events have as a consequence an increase to Maxcom shares part of the Trust Assets based of the Issue and that the increase in turn is based in the following assumptions:
ONE. An increase to Maxcom capital stock by dividend capitalization or payment thereof by delivery of Maxcom capital stock Series A shares or any other similar event affecting the Shares.

TWO. Maxcom capital stock increase in which Trustee has undersigned and paid, as per CPO holders’ instructions and in exercise of preemptive right established under Article 132 (one hundred thirty-two) of the General Business Corporation Law or any similar right.
Under such assumptions, Trustee must adhere to the terms of the following procedure:
(A)	An Institution with capacity in terms with LGTOC will issue an expert opinion on new shares that may be incorporated into the Issue’s Common Fund.

(B)	Trustee, based on such expert opinion, will request CNBV’S authorization to increase the number of CPOs under the Issue and, if applicable, Maxcom will request to CNBV the restatement of share and CPOs entry in the National Securities Registry (Registro Nacional de Valores – RNV).

(C)	Trustee, with the appearance of CNBV and Common Representative, by unilateral declaration of intent granted before public notary, will exclusively amend Clause One of this indenture to evidence a new number of CPOs to be issued, considering the increase as a result applicable to pertinent assumption, whether Item ONE or TWO above, without need to hold a general CPO holders’ meeting since CPO holders’ right will suffer no decrease whatsoever.

(D)	Trustee will replace sole certificate or certificates representing CPOs by a new or a number of new certificates reflecting new number of CPOs issued. All the prior certificates will be cancelled and new certificate or certificates will be deposited with Indeval.

(E)	CPOs issued will each invariably represent a Maxcom capital stock Series A share, subject to terms and conditions established under Clause Four of this Indenture.

(F)	Common Representative will publish a notice restating the number of CPOs to be issued.
THREE. Regarding a share increase by virtue of a split-off or by any similar event resulting from any corporate act, Issuer will exchange certificates previously deposited with Indeval, by new certificates, entering the pertinent number of CPOs in function of shares split-off. In order to enter new CPOs number, the one previously issued will be multiplied times the same factor used on Shares, having to grant notice to CNBV. The above without detriment of Maxcom’s obligation to request to CNBV the restate share and CPOs entry in RNV for each pertinent event.
     In the extent required, Issuer with the appearance of CNBV and the Common Representative, by unilateral declaration of intent granted before public notary, will exclusively amend Clause One of this Indenture to evidence the new number of CPOs issued, in the understanding that the expert opinion referred to under paragraph (A) immediately above will be required; CPO Holders’ consent will not be required to give effect to this amendment in virtue that their rights will remain safe without suffering any detriment whatsoever.
     TWO. Common Fund. Common fund (“Common Fund”) of this Issue is constituted by:
(i)	Maxcom capital stock Series A shares contributed to the Trust equity, the value of which was established in expert opinion drafted to such effect in terms of Article 228 h (two hundred twenty-eight, paragraph h) of LGTOC.

(ii)	All other Maxcom capital stock series A shares which, as applicable, such trust may receive from other Maxcom shareholders for exchange by CPOs issued by Trustee, in accordance with terms and conditions established in the Trust. As of the date of this Indenture and without detriment of any future increases, Shares that may be incorporated into the Common Fund of this Issue amount to ( ).

Trustee will integrate into the Issue’s Common Fund Maxcom capital stock series A shares, that Adhering Trustors may contribute at any time during the effective term of the Trust.

(iii)	Shares subscribed by Trustee prorate number of series A registered shares without par value representing Maxcom paid up capital stock held thereby as consequence of capital increases by new contributions ordered by Maxcom shareholders’ meeting, provided trustee receives on due time from CPO holders any and all required funds.

(iv)	By shares received by Trustee prorate the number of series A registered shares without par value, representing Maxcom paid up capital stock held thereby as consequence of a capital increase by virtue of capital premium capitalization and profits and other stockholder’s equity items legally susceptible to be capitalized, as decreed by Maxcom shareholders’ meeting.

(v)	By shares received by Issuer as consequence of payment of dividends payable on Maxcom capital stock Series A shares.

(vi)	By any other series A shares received by Maxcom otherwise.
FOUR. CPOs Characteristics.
CPOs will have the following characteristics:
(A)	they will be negotiable instruments and they will have a sentence specifying that they are non-redeemable ordinary interest certificates and the name “MAXCOM.CPO”;

(B)	they will be registered certificates;

(C)	they will be non-redeemable;

(D)	for the purposes described under Article 228, paragraph m (two hundred twenty-eight m), of the LGTOC, they will contain a statement of their par value;

(E)	in terms of Article 228, paragraph k (two hundred twenty-eight k) of LGTOC, Trustee is not bound to pay CPOs par value to their holders;

(F)	they will have no guaranteed fixed yield whatsoever;

(G)	they will confer to their holders rights consigned under Clause Six and Seven hereinbelow;

(H)	they will satisfy all other requirements and statements referred to under Article 228 n (two hundred twenty-eight paragraph n) of the LGTOC;

(I)	CPOs will be entered in RNV of CNBV. CPOs are to be acquired by Mexican and foreign investors in terms with that established under the Foreign Investment Law (Ley de Inversión Extranjera) and its Regulations, in terms of official instrument number dated , issued by the Department of the Economy referred to in the Background of this instrument;

(J)	CPOs will be issued based on the Issue’s Common Fund by reason of three (3) series A shares representing Maxcom capital stock contributed to the Trust by one (1) CPO the Trustee is to deliver, for up to the amount established under paragraph one of Clause One hereof.
     Trustee may absolutely not have a larger number of CPOs outstanding than the number of Maxcom shares in trust in above referred to Trust which has become part of Common Fund of this Issue.
SIX. Rights of Holders.
CPO Holders will have the following rights:

     (A) To the indivisible portion of dividends and any other distributions of any other nature corresponding to Shares in Trust integrating Common Fund of this Issue, in accordance and in terms resolved by Maxcom’s general shareholders’ meeting.
     (B) When allowed, depending on holder’s nationality, order Trustee the sense the voting right corresponding to Shares in Trust underlying their pertinent CPOs is to be exercised, in terms and subject to limits established under Clause Seven hereinbelow and in compliance with that established in Trust.
     (c) Through Trustee, upon subscription and payment of capital increases decreed by Maxcom in exercise of preemptive rights to which Maxcom may be entitled, when applicable.
     (D) Upon extinction or advanced termination of Trust, as applicable, upon receiving from Trustee Shares or proceeds from Share disposal corresponding thereto in terms with that established under Clause Sixteen of the Trust.
     (E) Any other right resulting from the Trust, applicable laws or inherent to its holding of CPOs.
     (F) Withdraw the underlying Shares at any time if: (1) Maxcom’s bylaws allow such withdrawal, (2) Maxcom consents such withdrawal and (3) the provisions regarding foreign investment ownership and vote, as stipulated by the LIE, are not breached by such withdrawal. Upon such withdrawal the holder shall directly hold the Shares.
SEVEN. Corporate Rights.
1.	Mexican Investors who hold CPOs may instruct the Trustee in writing to grant power of attorney to the person that each nominates, so said person or persons may exercise the right to vote for the underlying Shares in Trust of the CPOs of which they are holders, in accordance with the instructions received directly from the holder, or in order for the Trustee to vote the Shares, in accordance with such instructions.

The instructions referred to in the preceding paragraph must (i) be accompanied by an official means or identification (passport or voter’s identity card or any other means acceptable to the Trustee) for individuals, or the relevant legal documents (corporate bylaws, with foreigners’ exclusion clause or a certification of the secretary of the corporation to the effect that the majority of the ordinary shares that represent the capital stock of said corporation are held by Mexican Investors, or any other means acceptable to the Trustee), in order to prove that they are Mexican Investors; (ii) deliver these documents to the Trustee in writing at least 3 (three) business days before the deadline for obtaining the admission pass necessary to attend the respective meeting, in accordance with the corporate bylaws of Maxcom and applicable legislation, and (iii) provide the Trustee any other documents needed in accordance with applicable legislation. Any instructions received after the period set in this Clause shall remain null and void.

Within the period of 3 (three) business days referred to, the Trustee shall grant the powers of attorney and arrange for the issue of the certificates needed to legally authorize the holder of the CPOs in question, and his/her representation at the respective shareholders’ meeting, or to directly vote the relevant Shares in Trust.

If Mexican Investors do not give the Trustee instructions regarding granting powers of attorney to the person or persons referred to within the time mentioned or regarding voting of relevant Shares in Trust by the Trustee, the Trustee must exercise its voting right for the underlying Shares in Trust of the CPOs of which said Mexican Investors are holders, in the same sense in which the majority of the Shares voted in the respective meeting. Said voting right shall be exercised by Trustee, through the person or persons that the Technical Committee appoints with at least two (2) days in advance to the date the respective meeting will be held, regarding who the necessary powers-of-attorney will be granted in accordance with applicable law or, in the event the Technical Committee does not issue any instructions, by the person Trustee deems convenient.

2.	Foreign Investors who hold the CPOs may instruct the Trustee to exercise the right to vote directly, through an attorney-in-fact that the Trustee appoints to such end, regarding the underlying Shares in Trust of the CPOs that they hold, in relation to any of the following matters put to the vote at an extraordinary general shareholders’ meeting of Maxcom:
(1)	change of nationality of Maxcom;

(2)	transformation of Maxcom;

(3)	merger of Maxcom with any other person, if Maxcom is not the acquiring corporation;

(4)	cancellation of entry of shares or instruments that represent the shares of Maxcom or the CPOs in the stock exchange in which they are registered;

(5)	amendments to corporate bylaws that adversely affect the minority rights established therein.
Likewise, Foreign Investors holders of CPOs may instruct the Trustee to exercise the voting right directly, through an assignee therefore appointed by the Trustee, regarding the

Shares in Trust underlying the CPOs held by them, in the event of appointment of Maxcom’s managers, provided, that Foreign Investors have the right to appoint one (1) manager per each ten percent (10%) block of Shares in Trust underlying the CPOs held by them; provided, however, that this right may only be exercised if the majority of the managers of Maxcom are appointed by Mexican Investors.

The instructions referred to in the preceding paragraphs must (i) be accompanied by an official means or identification (passport or any other means acceptable to the Trustee) for individuals, or the relevant legal documents (corporate bylaws in effect, the articles of incorporation or a certification of the secretary of the corporation to the effect that the majority of the ordinary shares that represent the capital stock of said corporation are held by Mexican Investors, or any other means acceptable to the Trustee); (ii) deliver these documents to the Trustee in writing at least 3 (three) business days before the deadline for obtaining the admission pass necessary to attend the respective general extraordinary meeting, in accordance with the corporate bylaws of Maxcom and applicable legislation, and (iii) provide the Trustee any other documents needed in accordance with applicable legislation. Any instructions received after the period set in this Clause shall remain null and void.

Within the period of 3 (three) business days referred to, the Trustee shall grant the powers of attorney to the persons it deems suitable in order to vote the Shares at the respective shareholders’ meeting of Maxcom.

Foreign Investors shall not have any voting rights regarding matters different from those indicated in the first two (2) paragraphs of this paragraph 2, for which purposes Trustee shall grant a power of attorney in favor of the person or persons indicated by the Technical Committee with at least 2 (two) days in advance to the date in which such meetings will be held, in order for such attorney or attorneys-in-fact to exercise their right, systematically voting in the same sense in which the majority of the Shares are voted in the respective meeting; provided, however, if Trustee does not receive instructions by the Technical Committee, it shall vote or cause the vote of the Shares in Trust in the same sense in which the majority of the Shares are voted in the respective meeting.

In the event the Foreign Investors have not instructed the Trustee regarding the exercise of the voting rights of the Shares in Trust underlying the respective CPOs, in the event such holders had the right, Trustee shall exercise the voting right corresponding to the Shares in Trust underlying the CPOs of which the Foreign Investors are holders, in the same sense in which the majority of the Shares are voted in the corresponding meeting. The aforementioned voting right shall be exercised by Trustee, through the person or persons that the Technical Committee appoints with at least two (2) days in advance to the date on which the respective meeting will be held, in favor of who Trustee shall grant powers of attorney that are necessary in accordance with applicable law o, in the event the Technical Committee does not issue any instructions, by the person Trustee deems convenient.
Besides exercise of the rights to vote corresponding to the Shares in Trust pursuant to subsections 1 and 2 above, the holders of CPOs, whether Mexican of Foreign Investors, may provide the Trustee written instruction so that the Trustee exercises the minority rights and other applicable rights of the Shares in Trust underlying the CPOs of which they are holders, in accordance with applicable legislation and the corporate bylaws of Maxcom, and providing the Trustee the sums and other resources it needs to do so.
With regard to exercising the rights originating from or related to the Shares in Trust that are subject or referred to a specific percentage of the capital stock of Maxcom, in accordance with applicable legislation, the Trustee must take into account for such purpose the percentage represented by the underlying Shares in Trust of the CPOs of the holder or holders of CPOs that wish to exercise said rights with regard to all the Shares in circulation that represent the capital stock of Maxcom.
     As the CPOs shall be quoted on stock markets, the Trustee must assure itself of the nationality of holders, in accordance with the provisions of this Clause, before issuing the respective proxy or powers of attorney, on the understanding that for the purposes of the Trust and, specifically, Clause Eleven, the CPOs that form part of any certificate or instrument issued by any depositary, trustee or foreign, including ADSs or American Depositary Receipts (ADRs), shall be assumed as the property of the Foreign Investors and, therefore, they shall only be entitled to instruct how the underlying shares of the CPOs should vote, in accordance with paragraph 2 (two) of this Clause, unless the holders of such CPOs have authentically evidenced their Mexican nationality in accordance with Clause Eleventh, Maxcom’s bylaws and the applicable legislation.
     The Trustee shall not be liable for how the attorneys-in-fact vote, nor for their absence from the meetings of Maxcom.
     NINE. Acceptance and Obligations of Common Representative. Monex Casa de Bolsa, S.A. de C.V., Grupo Financiero Monex, through its representative, agrees to act as Common Representative of holders. Common Representative assumes rights and obligations deriving herein, Trust subject matter of this Issue and LGTOC, to which the existence of Trust Assets has been evidenced, as well as the authenticity of the expert opinion drafted by Nacional Financiera, S.N.C., authorizing with its signature CPOs issued by this Indenture.

     Common Representative of this Issue’s holders will have, in addition to those powers and obligations inherent thereto in accordance with applicable legal provisions, the following powers and obligations:
(a)	review, at any time, the status kept of the Issue’s Common Fund;

(b)	verify due establishment and terms of Trust;

(b)	verify existence of Shares delivered intro the Trust;

(c)	authenticate with its signature certificates representing CPOs;

(d)	exercise rights of CPO Holders regarding payment of any dividend or distribution of any nature to which they may be entitled;

(e)	request Maxcom, to CPO Holders and Trustee any information reasonably necessary to perform with obligations deriving from its office;

(f)	verify due performance with the obligations contained in Trust and in this Indenture;

(g)	call and chair general CPO Holders’ meetings;

(h)	keep any and all notices and reports Trustee remits thereto and maintain them available to CPO Holders of this Issue;

(i)	survey CPO Holders’ interests and their rights deriving from this Indenture, the Trust and applicable laws are complied with;

(j)	perform any act required in order to protect rights, shares or funds of CPO Holders;

(k)	execute resolutions adopted by general CPO Holders’ meetings.
     To the effect that Common Representative may perform with powers and obligations under its charge, Maxcom, CPO Holders and Trustee, must provide to Common Representative or to persons appointed thereby information reasonably required thereto in terms with applicable laws; in the understanding, however, that Common Representative will maintain such information in confidentiality, except there is obligation of disclosure in terms of applicable laws or by court order or by express authorization from the party delivering information thereto.
     CPO Holders, by means of resolution adopted at general CPO Holders’ meeting (subject to that provided for under LGTOC), may revoke Common Representative’s appointment and appoint a new alternate common representative.
     FOURTEEN. Term. The effective term of CPOs will be the effective term of the Trust.
     In the event the Trust were extinguished, Trustee will proceed in terms with that provided for to such effect under Clause Sixteen of the Trust.”
Foreign companies, foreign individuals, foreign economic entities without legal personality, Mexican companies with a majority foreign investment participation and immigrants that are linked with any foreign economic decision making center, by means of the acquisition and holding of the certificates referred to in this document, shall be understood as having agreed with the Mexican Government before the Ministry of Foreign Affairs to be considered as nationals in regards to the certificates that are acquired and of which they are legitimate holders and further agree, by means of the acquisition and holding of such certificates, that they will not invoke the protection of their Governments, under the penalty, if such invoking is made, of loosing title to their certificates for the benefit of the Mexican Nation. The certificates shall not be held by any Foreign Government or Official Foreign Dependencies.
All payments due to the certificate holders shall be made at S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., located at Paseo de la Reforma number 255, Colonia Cuauhtémoc, México, D.F., 06500, for so long as such institution is the depositary of the certificates.
This Certificate is issued for its deposit in S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., in terms of articles 280, 282 y 283 of the Securities Market Law.
This Certificate is evidenced in 12 (twelve) pages and is signed in México, Federal District, on ___, 2007.
EMISOR
NACIONAL FINANCIERA, S.N.C.,
INSTITUCIÓN DE BANCA DE DESARROLLO,
DIRECCIÓN FIDUCIARIA

By:

Name: Juan Manuel Altamirano León Position: Trustee Delegate

Common Representative

MONEX CASA DE BOLSA, S.A. de C.V.
MONEX GRUPO FINANCIERO

By:
Name:

Position: Attorney-in-fact